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CUSIP No. 45031W 10 7                                               Page 1 of 11


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13D/A
                               AMENDMENT NUMBER 5

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              I-Sector Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   45031W 10 7
                    ----------------------------------------
                                 (CUSIP Number)

                          PEAK6 Capital Management, LLC
                        209 S. LaSalle Street, Suite 200
                             Chicago, Illinois 60604
--------------------------------------------------------------------------------
   (Name, Address and Telephone Number of Person Authorized to Receive Notices
                               and Communications)

                                November 5, 2003
          ------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement

If the filing person has previously filed a statement on Schedule 13G to report the acquisitions which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The Remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the act (however, see the Notes).


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CUSIP No. 45031W 10 7                                               Page 2 of 11

                                  SCHEDULE 13D

================================================================================
    1      NAME OF REPORTING PERSON
           S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Jennifer J. Just
______________________________________________________________________________

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [x]
                                                                (b)  [ ]
______________________________________________________________________________

    3      SEC USE ONLY
______________________________________________________________________________

    4      SOURCE OF FUNDS*

           WC
______________________________________________________________________________

    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED [ ] PURSUANT TO ITEMS 2(d) OR 2(E)
______________________________________________________________________________

    6      CITIZENSHIP OR PLACE OR ORGANIZATION

           United States citizen
_______________________________________________________________________________
               |     |
  NUMBER OF    |  7  |   SOLE VOTING POWER
   SHARES      |     |
BENEFICIALLY   |_____|________________________________________________________
  OWNED BY     |     |
   EACH        |  8  |   SHARED VOTING POWER
 REPORTING     |     |       0 shares
PERSON WITH    |_____|________________________________________________________
               |     |
               |  9  |   SOLE DISPOSITIVE POWER
               |     |
               |_____|________________________________________________________
               |     |
               | 10  |   SHARED DISPOSITIVE POWER
               |     |       0 shares
_______________|_____|_________________________________________________________

   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           0 shares
______________________________________________________________________________

   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
          EXCLUDES CERTAIN SHARES*                                   [ ]
______________________________________________________________________________

   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0%
______________________________________________________________________________

   14     TYPE OF REPORTING PERSON
           IN
_____________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

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CUSIP No. 45031W 10 7                                               Page 3 of 11

                                  SCHEDULE 13D

================================================================================
    1      NAME OF REPORTING PERSON
           S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Matthew N. Hulsizer
______________________________________________________________________________

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [x]
                                                                (b)  [ ]
______________________________________________________________________________

    3      SEC USE ONLY
______________________________________________________________________________

    4      SOURCE OF FUNDS*

           WC
______________________________________________________________________________

    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED [ ] PURSUANT TO ITEMS 2(d) OR 2(E)
______________________________________________________________________________

    6      CITIZENSHIP OR PLACE OR ORGANIZATION

           United States citizen
_______________________________________________________________________________
               |     |
  NUMBER OF    |  7  |   SOLE VOTING POWER
   SHARES      |     |
BENEFICIALLY   |_____|________________________________________________________
  OWNED BY     |     |
   EACH        |  8  |   SHARED VOTING POWER
 REPORTING     |     |       0 shares
PERSON WITH    |_____|________________________________________________________
               |     |
               |  9  |   SOLE DISPOSITIVE POWER
               |     |
               |_____|________________________________________________________
               |     |
               | 10  |   SHARED DISPOSITIVE POWER
               |     |       0 shares
_______________|_____|_________________________________________________________

   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           0 shares
______________________________________________________________________________

   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
          EXCLUDES CERTAIN SHARES*                                   [ ]
______________________________________________________________________________

   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0%
______________________________________________________________________________

   14     TYPE OF REPORTING PERSON
           IN
_____________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 45031W 10 7                                               Page 4 of 11

                                  SCHEDULE 13D

================================================================================

    1      NAME OF REPORTING PERSON
           S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                PEAK6 Capital Management, LLC
______________________________________________________________________________

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [x]
                                                                (b)  [ ]
______________________________________________________________________________

    3      SEC USE ONLY
______________________________________________________________________________

    4      SOURCE OF FUNDS*

           WC
______________________________________________________________________________

    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED [ ] PURSUANT TO ITEMS 2(d) OR 2(E)
______________________________________________________________________________

    6      CITIZENSHIP OR PLACE OR ORGANIZATION

           Delaware
_______________________________________________________________________________
               |     |
  NUMBER OF    |  7  |   SOLE VOTING POWER
   SHARES      |     |   0 shares
BENEFICIALLY   |_____|________________________________________________________
  OWNED BY     |     |
   EACH        |  8  |   SHARED VOTING POWER
 REPORTING     |     |
PERSON WITH    |_____|________________________________________________________
               |     |
               |  9  |   SOLE DISPOSITIVE POWER
               |     |       0 shares
               |_____|________________________________________________________
               |     |
               | 10  |   SHARED DISPOSITIVE POWER
               |     |
_______________|_____|_________________________________________________________

   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           0 shares
______________________________________________________________________________

   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
          EXCLUDES CERTAIN SHARES*                                   [ ]
______________________________________________________________________________

   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0%
______________________________________________________________________________

   14     TYPE OF REPORTING PERSON
           BD
_____________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 45031W 10 7                                               Page 5 of 11

                                  SCHEDULE 13D

================================================================================

    1      NAME OF REPORTING PERSON
           S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                PEAK6 Investments, L.P.
______________________________________________________________________________

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [x]
                                                                (b)  [ ]
______________________________________________________________________________

    3      SEC USE ONLY
______________________________________________________________________________

    4      SOURCE OF FUNDS*

           WC
______________________________________________________________________________

    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED [ ] PURSUANT TO ITEMS 2(d) OR 2(E)
______________________________________________________________________________

    6      CITIZENSHIP OR PLACE OR ORGANIZATION

           Delaware
_______________________________________________________________________________
               |     |
  NUMBER OF    |  7  |   SOLE VOTING POWER
   SHARES      |     |
BENEFICIALLY   |_____|________________________________________________________
  OWNED BY     |     |
   EACH        |  8  |   SHARED VOTING POWER
 REPORTING     |     |       0 shares
PERSON WITH    |_____|________________________________________________________
               |     |
               |  9  |   SOLE DISPOSITIVE POWER
               |     |
               |_____|________________________________________________________
               |     |
               | 10  |   SHARED DISPOSITIVE POWER
               |     |       0 shares
_______________|_____|_________________________________________________________

   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           0 shares
______________________________________________________________________________

   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
          EXCLUDES CERTAIN SHARES*                                   [ ]
______________________________________________________________________________

   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0%
______________________________________________________________________________

   14     TYPE OF REPORTING PERSON
           PN
_____________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 45031W 10 7                                               Page 6 of 11

                                  SCHEDULE 13D

================================================================================

    1      NAME OF REPORTING PERSON
           S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                PEAK6, LLC
______________________________________________________________________________

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [x]
                                                                (b)  [ ]
______________________________________________________________________________

    3      SEC USE ONLY
______________________________________________________________________________

    4      SOURCE OF FUNDS*

           WC
______________________________________________________________________________

    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED [ ] PURSUANT TO ITEMS 2(d) OR 2(E)
______________________________________________________________________________

    6      CITIZENSHIP OR PLACE OR ORGANIZATION

           Delaware
_______________________________________________________________________________
               |     |
  NUMBER OF    |  7  |   SOLE VOTING POWER
   SHARES      |     |
BENEFICIALLY   |_____|________________________________________________________
  OWNED BY     |     |
   EACH        |  8  |   SHARED VOTING POWER
 REPORTING     |     |       0 shares
PERSON WITH    |_____|________________________________________________________
               |     |
               |  9  |   SOLE DISPOSITIVE POWER
               |     |
               |_____|________________________________________________________
               |     |
               | 10  |   SHARED DISPOSITIVE POWER
               |     |       0 shares
_______________|_____|_________________________________________________________

   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           0 shares
______________________________________________________________________________

   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
          EXCLUDES CERTAIN SHARES*                                   [ ]
______________________________________________________________________________

   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0%
______________________________________________________________________________

   14     TYPE OF REPORTING PERSON
           OO
_____________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 45031W 10 7                                               Page 7 of 11


                                 SCHEDULE 13-D/A
                               Amendment Number 5
                              I Sector Corporation
                Filed by PEAK6 Capital Management, LLC ("PEAK6"),
               PEAK6 Investments, L.P. ("LP"), PEAK6, LLC ("LLC"),
         Jennifer J. Just ("Just"), and Matthew N. Hulsizer ("Hulsizer")


         The reporting persons have ceased to be the beneficial owners of more than 5% of the common stock of Issuer. The Schedule 13-D, as amended, is further amended as follows:

Item 5 for PEAK6: Interest in Securities of the Issuer.

                           (a) PEAK6 beneficially owns as of the date hereof 0 shares of the common stock of Issuer.

                           (c) In the past sixty days, PEAK6 has made the following open market transactions in the Issuer's common stock, all effectuated in their own account located in Chicago,
                                    Illinois:

                           Sales
                           -----
                           DATE - 2003         # OF SHARES           SHARE PRICE
                           -----------         -----------           -----------

                           November 7          18700                 $7.3447
                           November 10         25000                 $7.8355
                           November 12         15700                 $7.4617
                           November 13         44858                 $8.0206
                           November 14         200                   $9.25
                           November 14         200                   $8.7
                           November 14         200                   $8.8
                           November 14         200                   $8.8
                           November 14         200                   $8.8
                           November 21         300                   $8.1
                           November 21         100                   $8.1
                           November 21         1300                  $8.1
                           November 21         100                   $8.1
                           November 25         200                   $8.15
                           November 25         200                   $8.15
                           November 25         600                   $8.75
                           November 26         100                   $9
                           November 26         400                   $9
                           November 26         1000                  $9
                           November 26         1000                  $9
                           November 26         100                   $9.16
                           November 28         200                   $9.85
                           November 28         100                   $9.85
                           November 28         100                   $9.85
                           November 28         900                   $9.85
                           November 28         100                   $9.85
                           November 28         1900                  $9.85
                           November 28         100                   $9.85
                           November 28         400                   $9.85
                           November 28         100                   $9.85
                           November 28         100                   $9.8
                           December 2          900                   $11
                           December 2          100                   $11
                           December 2          900                   $11
                           December 2          100                   $11
                           December 2          100                   $11
                           December 2          1900                  $10.7
                           December 11         200                   $12




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CUSIP No. 45031W 10 7                                               Page 8 of 11

                           December 11         100                   $12
                           December 11         100                   $12
                           December 11         400                   $12
                           December 11         100                   $12
                           December 11         100                   $12
                           December 11         200                   $12
                           December 11         100                   $12
                           December 11         100                   $12
                           December 11         100                   $12
                           December 11         100                   $12
                           December 11         1200                  $12
                           December 11         200                   $12
                           December 11         1800                  $12
                           December 11         200                   $12
                           December 11         1100                  $12.5
                           December 11         200                   $12.5
                           December 11         100                   $12.5
                           December 15         100                   $15
                           December 15         100                   $15
                           December 15         735                   $15
                           December 15         200                   $15
                           December 15         200                   $15
                           December 15         200                   $15
                           December 15         60                    $15
                           December 15         60                    $15
                           December 15         200                   $15
                           December 15         200                   $15
                           December 15         45                    $15
                           December 15         200                   $15.22
                           December 15         100                   $15.22
                           December 15         100                   $15.22
                           December 15         100                   $15.22
                           December 15         200                   $15.22
                           December 15         200                   $15.22
                           December 15         100                   $15.22
                           December 15         100                   $15.22
                           December 15         200                   $15.22
                           December 15         200                   $15.22
                           December 15         100                   $15.22
                           December 15         100                   $15.22
                           December 15         400                   $15.25


                           (e) This Amendment is being filed to report the fact that each reporting person has ceased to be the beneficial owner of more than five percent of the class of securities. Each reporting person ceased being the owner of more than five percent of the class of securities on November 5, 2003.

Item 5 for the LP.

Item 5.                    Interest in Securities of the Issuer.

                           (a) The LP beneficially owns as of the date hereof 0 shares of the common stock of Issuer.

                           (c)      See PEAK6's response to Item 5(c) herein.

                           (e)      See PEAK6's response to Item 5(e) herein.

CUSIP No. 45031W 10 7                                               Page 9 of 11


Item 5 for the LLC.

Item 5.                    Interest in Securities of the Issuer.

                           (a) The LLC beneficially owns as of the date hereof 0 shares of the common stock of Issuer.

                           (c)      See PEAK6's response to Item 5(c) herein.

                           (e)      See PEAK6's response to Item 5(e) herein.

Item 5 for Just.

Item 5.                    Interest in Securities of the Issuer.

                           (a) Just as of the date hereof beneficially owns 0 shares of the common stock of the Issuer.

                           (c)      See PEAK6's response to Item 5(c) herein.

                           (e)      See PEAK6's response to Item 5(e) herein.

Item 5 for Hulsizer.

Item 5.                    Interest in Securities of the Issuer.

                           (a) Hulsizer as of the date hereof beneficially owns 0 shares of the common stock of the Issuer.

                           (c)      See PEAK6's response to Item 5(c) herein.

                           (e)      See PEAK6's response to Item 5(e) herein.

Item 7. A joint filing statement is filed as an exhibit to this Schedule 13D/A.


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CUSIP No. 45031W 10 7                                              Page 10 of 11


Signatures.

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

January 7, 2004

                                           PEAK6 CAPITAL MANAGEMENT, LLC


                                           By:  PEAK6 Investments, L.P.,
                                                its managing member

                                           By:  PEAK6, LLC, its general partner

                                           By:   /s/ Jennifer J. Just
                                                 --------------------
                                                 Jennifer J. Just
                                                 Managing Member

                                           By:   /s/ Matthew N. Hulsizer
                                                 -----------------------
                                                 Matthew N. Hulsizer
                                                 Managing Member

                                           PEAK6 INVESTMENTS, L.P.

                                           By:  PEAK6, LLC, its general partner

                                           By:  /s/ Jennifer J. Just
                                                --------------------
                                                  Jennifer J. Just
                                                  Managing Member

                                           By:   /s/ Matthew N. Hulsizer
                                                 -----------------------
                                                  Matthew N. Hulsizer
                                                  Managing Member


                                           PEAK6, LLC

                                           By:  /s/ Jennifer J. Just
                                                --------------------
                                                 Jennifer J. Just
                                                 Managing Member

                                           By:  /s/ Matthew N. Hulsizer
                                                -----------------------
                                                 Matthew N. Hulsizer
                                                 Managing Member



                                           /s/ Jennifer J. Just
                                           --------------------
                                           Jennifer J. Just


                                           /s/ Matthew N. Hulsizer
                                           -----------------------
                                           Matthew N. Hulsizer

CUSIP No. 45031W 10 7                                              Page 11 of 11


                            EXHIBIT TO SCHEDULE 13D/A
                               AMENDMENT NUMBER 5
                                       OF
                      JENNIFER J. JUST, MATTHEW N. HULSIZER
                    PEAK6, LLC, PEAK6 CAPITAL MANAGEMENT, LLC
                           AND PEAK6 INVESTMENTS, L.P.

                             JOINT FILING AGREEMENT

         PEAK6 Capital Management, LLC ("PEAK6"), PEAK6 Investments, L.P. ("LP"), PEAK6, LLC ("LLC"), Jennifer J. Just ("Just"), and Matthew N. Hulsizer ("Hulsizer") hereby agree that the Schedule 13D (as amended to date) to which this statement is attached is filed on behalf of PEAK6, the LP, the LLC, Just, and Hulsizer, and that any amendments to this Schedule 13D may be filed on behalf of PEAK6, the LP, the LLC, Just and Hulsizer.

                                           PEAK6 CAPITAL MANAGEMENT, LLC


                                           By:  PEAK6 INVESTMENTS, L.P.,
                                                  its managing member

                                           By:  PEAK6, LLC, its general partner

                                           By:    /s/  Jennifer J. Just
                                                -----------------------
                                                 Jennifer J. Just
                                                 Managing Member

                                           By:    /s/  Matthew N. Hulsizer
                                                --------------------------
                                                 Matthew N. Hulsizer
                                                 Managing Member

                                           PEAK6 INVESTMENTS, L.P.

                                           By:  PEAK6, LLC, its general partner

                                           By:    /s/  Jennifer J. Just
                                                -----------------------
                                                 Jennifer J. Just
                                                 Managing Member

                                           By:    /s/  Matthew N. Hulsizer
                                                --------------------------
                                                  Matthew N. Hulsizer
                                                  Managing Member

                                           PEAK6, LLC

                                           By:    /s/  Jennifer J. Just
                                                -----------------------
                                                  Jennifer J. Just
                                                  Managing Member

                                           By:    /s/  Matthew N. Hulsizer
                                                --------------------------
                                                  Matthew N. Hulsizer
                                                  Managing Member

                                             /s/  Jennifer J. Just
                                           -----------------------
                                           Jennifer J. Just

                                             /s/  Matthew N. Hulsizer
                                           --------------------------
                                           Matthew N. Hulsizer